MuniEnhanced Fund, Inc.

File No. 811-5739

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael Kalinoski, a Vice President and Portfolio Manager to the Issuer, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by October 4, 1999; however a late filing was executed on March 8, 2001.